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                                                                  Exhibit 10(r)
                                                                       2/23/95


                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------


         EXECUTIVE EMPLOYMENT AGREEMENT made this 23rd day of February, 1995 by and between ADESA CORPORATION ("ADESA") and D. Michael Hockett ("Executive").

         WHEREAS, Minnesota Power & Light Company ("MPL"), ADESA, Executive and others have entered into a letter agreement dated January 5, 1995 ("Letter of Intent") which contemplates, among other things, that a subsidiary of MPL will be merged with and into ADESA (the "Merger") pursuant to the terms of an Agreement and Plan of Merger of even date among ADESA, Executive and others (the "Merger Agreement"), that ADESA will survive the Merger, and that (i) in connection with the Merger, Executive will sell a portion, but not all, of his shares of common stock of ADESA and his unexercised stock options will be canceled; and

         WHEREAS, the Letter of Intent contemplates that immediately after the Merger, MPL will own 80% of the issued and outstanding capital stock of ADESA and certain executives of ADESA ("Management Shareholders"), including Executive, will own the remaining 20% of the capital stock of ADESA, in order to provide the Management Shareholders, including Executive, with an incentive to continue their employment with ADESA; and

         WHEREAS, MPL will not undertake the Merger unless it is assured that after the Merger, ADESA will continue to have available to it the services of Executive; and

         WHEREAS, to induce MPL to enter into the Merger Agreement contemplated by the Letter of Intent, and thereafter to consummate the Merger, Executive and ADESA desire to enter into this Executive Employment Agreement, upon the terms and conditions hereof including those providing for noncompetition and nondisclosure covenants on the part of Executive.

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter set forth the parties agree as follows:

         1. Employment. ADESA hereby agrees to continue to employ the Executive, and the Executive hereby accepts such engagement and agrees to continue to serve ADESA, on the terms and conditions set forth herein.

         2. Term.  The  employment  of the  Executive  by ADESA as  provided  in
Section 1 will commence at the Effective Time, as that term is defined in the Merger Agreement, and end on April 30, 1999, unless further extended or sooner terminated as hereinafter provided.
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         3.  Position  and Duties.  The  Executive  shall serve as an officer of
ADESA and shall have such responsibilities, duties and authority as he may have as of the date hereof (or any position to which he may be promoted after the date hereof) and any other office as may from time to time be assigned to the Executive by ADESA's board of directors (the "Board") that are consistent with
such  responsibilities,   duties  and  authority.  The  Executive  shall  devote
substantially all his working time and efforts to the business and affairs of ADESA. Attached hereto as Schedule A is a list of all businesses, other than ADESA and its subsidiaries, to which the Executive currently devotes any material amount of working time.

         4. Compensation and Related Matters.

            4.1 Salary. During the period of the Executive's employment hereunder ADESA will pay to the Executive an annual base salary of $300,000.00. This salary may be increased, but not decreased, annually by the board of directors in its sole discretion, commencing on January 1, 1996. Salary shall be paid in monthly or other installments in accordance with the general practice of ADESA from time to time.

            4.2 Performance Bonus. ADESA may pay the Executive a performance bonus ("Performance Bonus") if the board of directors in its sole discretion so determines.

            4.3 Fringe Benefits. The Executive shall be entitled to participate in and to receive benefits, without duplication, under such 401(k) profit sharing, pension, life insurance, accident insurance, health insurance, hospitalization and all other "Employee Benefit Plans", as said term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, as ADESA may establish and maintain from time to time during the term hereof and for which Executive continues to qualify subject, however, to ADESA's right to amend or terminate any such plan. Notwithstanding the foregoing, Executive shall be entitled to participate in the incentive compensation plan contemplated by Section 7.6 of and Exhibit B to the Merger Agreement ("Incentive Compensation Plan") only to the extent determined from time to time by the board of directors in its sole discretion.

            4.4 Vacation. The Executive shall be entitled to vacation in each fiscal year, determined in accordance with ADESA's vacation policy in effect on the date hereof and from time to time during the term hereof. The Executive shall also be entitled to all paid holidays and personal days given by ADESA to its executives.

            4.5 Expenses. ADESA will reimburse the Executive for all reasonable business expenses incurred in performing services hereunder upon the Executive's presentation to ADESA

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         from  time to  time  of  itemized accounts  describing such expenditures, all in accordance with ADESA's policy in effect from time to time with respect to the reimbursement of business expenses.

            4.6 Withholding.  All compensation  paid to the Executive under this
         Section 4 shall be subject to required withholding for federal and state income taxes, FICA contributions and other required deductions.

         5. Termination.

            5.1 Death. The Executive's employment hereunder shall terminate upon his death.

            5.2 By ADESA for Disability. ADESA shall have the right to terminate the Executive's employment hereunder if the Executive becomes Disabled, upon delivery of a Notice of Termination to the Executive. For the purposes hereof the Executive shall be deemed "Disabled" if: (i) as a result of the Executive's incapacity due to physical or mental illness, including chemical dependency, the Executive shall have been absent from his full time duties with ADESA for six months during any 12 month period; or (ii) the Executive is found to be permanently disabled by
         (A) any insurer of ADESA pursuant to the terms of any disability insurance contract covering Executive which is then in effect, (B) the Social Security Administration for purposes of Social Security disability payments, or (C) by any tribunal or court.

            5.3 By ADESA for Cause. ADESA may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, ADESA shall have "Cause" to terminate the Executive's employment hereunder upon (a) the failure by the Executive to perform his material duties hereunder after written demand for performance is delivered by ADESA that specifically identifies the manner in which ADESA believes the Executive has not performed his duties, or (b) the willful engaging by the Executive in conduct which is contrary to the interests of ADESA, monetarily or otherwise. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (1)
         reasonable notice to the Executive setting forth the reasons for ADESA's intention to terminate for Cause, (2) an opportunity for the Executive, together with his counsel, to be heard before the Board, and
         (3) delivery to the Executive of a Notice of Termination from the Board finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clause (a) or (b) hereof, and specifying the particulars thereof in detail.

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            5.4 By ADESA Without  Cause.  ADESA may  terminate  the  Executive's employment hereunder without Cause upon delivery to the Executive of a Notice of Termination.

            5.5 By Executive. Prior to the expiration of the Term the Executive may terminate the Executive's employment with ADESA for any of the reasons set forth below.

               (a) At any time for Good Reason.  For purposes of this  Agreement the term "Good Reason" means (i) a failure by ADESA to comply with any material provision of this Agreement which has not been cured within 10 days after written notice of such noncompliance has been given by the Executive to ADESA, (ii) a substantial adverse alteration in the nature or status of the Executive's responsibilities, (iii) that ADESA has required in writing that the Executive move his principal office location to a new location that is not the same as ADESA's then principal place of business or (iv) any purported termination of the Executive's employment which is not consistent with Sections 5.2, 5.3 or 5.4 hereof; or

               (b) If ADESA imposes  material  restrictions  or  limitations  on
            ADESA's existing personnel or ethics policies (except for such changes as are, at any time, required by law) which are not removed within 30 days after written notice of such imposition by Executive.

            5.6 Notice of Termination. Any termination of the Executive's employment by ADESA or by the Executive (other than termination pursuant to subsection 5.1 hereof) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall, in the case of a termination under Section 5.3 or 5.5, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

            5.7 Date of Termination. "Date of Termination" shall mean: (a) if the Executive's employment is terminated by his death, the date of his death; and (b) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination.

         6. Compensation Upon Termination or During Disability.

            6.1. During Disability and Upon Termination Due to Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to

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         physical or mental illness ("disability  period"),  the Executive shall continue to receive his full base salary at the rate then in effect for such period (offset by any payments to the Executive received pursuant to disability benefit plans maintained by ADESA or disability benefits from governmental entities) until his employment is terminated pursuant to Section 5.2 hereof, and upon such termination, the Executive shall be entitled to all amounts to which the Executive is entitled pursuant to applicable law and Employee Benefit Plans, all in accordance with the terms thereof as amended from time to time. In addition, if Executive is terminated under Section 5.2, ADESA will pay to Executive, on the date the same would have been payable under Section 4.2 and the Incentive Compensation Plan if Executive had not been terminated, any Performance Bonus and any Incentive Compensation Plan payments that would have been payable to the Executive for the year in which the Disability occurred, pro-rated to the Date of Termination.

            6.2. Death. If the Executive's employment is terminated by his death, ADESA shall within 10 days following the date of the Executive's death pay to the Executive's estate his full unpaid base salary at the rate then in effect, through the Date of Termination, together with any other amounts to which the Executive is entitled pursuant to applicable law and ADESA Employee Benefit Plans, all in accordance with the terms thereof as amended from time to time. In addition, if Executive's employment is terminated under Section 5.1, ADESA will pay to the Executive's estate, on the date the same would have been payable under
         Section 4.2 and the Incentive Compensation Plan if Executive had not died, any Performance Bonus and any Incentive Compensation Plan payments that would have been payable to the Executive for the year in which his death occurred, pro-rated to the Date of Termination.

            6.3. By ADESA For Cause or By Executive In Breach Hereof. If the Executive's employment is terminated by ADESA for Cause, ADESA shall pay the Executive at the regular time salary payments are due hereunder his full base salary through the Date of Termination. If the Executive terminates his employment in breach hereof, ADESA shall pay Executive, at the rate in effect at the time of such termination, through the date on which the Executive terminates his employment. In either of such events, except as aforesaid, ADESA shall have no further obligations to the Executive under this Agreement and, except for any claims which ADESA may have against Executive (i) for breach of contract, (ii) based upon, related to or arising out of the event or events which resulted in the termination of Executive for Cause and (iii) under Sections 7, 8, 9 and 10 hereof, Executive shall have no further obligations to ADESA under this Agreement.

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            6.4 Without  Cause or by  Executive  For Good  Reason.  If (a) ADESA
         terminates the Executive's employment without Cause under Section 5.4, or (b) the Executive terminates his employment for Good Reason as defined in Section 5.5(a), then ADESA shall pay the Executive at the regular time salary payments are due hereunder his full base salary through April 30, 1999 at the rate in effect at the time Notice of Termination is given. In addition, ADESA will pay to Executive, on the date the same would have been payable under Section 4.2 and the Incentive Compensation Plan, any Performance Bonus and any Incentive Compensation Plan payments that would have been payable to the Executive under Section 4.2 and the Incentive Compensation Plan for the year in which such termination occurred.

            6.5 Termination by Executive Under Section 5.5(b). If Executive terminates his employment with ADESA under Section 5.5(b), then ADESA shall pay Executive at the regular time salary payments are due hereunder his full base salary for one full year or, if earlier, until April 30, 1999. In addition, ADESA will pay to Executive, on the date the same would have been payable under Section 4.2 and the Incentive Compensation Plan, any Performance Bonus and any Incentive Compensation Plan payments that would have been payable to the Executive under
         Section 4.2 and the Incentive Compensation Plan for the year in which such termination occurred pro-rated to the date on which the Executive terminated his employment.

            6.6. Certain Benefit Plans. Except as otherwise provided by law or any applicable Employee Benefit Plan, unless the Executive is terminated for Cause or the Executive terminates his employment with ADESA in breach of this Agreement, the Executive shall be entitled to continue to participate, after termination, in all Employee Benefit Plans, to the extent permitted under the terms thereof as amended from time to time, but ADESA shall have no obligation to make any further payments with respect thereto on behalf of Executive.

                  7. Non-Disclosure. Executive acknowledges that he has received and will continue to receive and contribute to the production of Confidential Information. Except as required by his duties hereunder, Executive will not, either during his employment by ADESA (or until April 30, 1999, if longer, and if Executive is receiving payments under Section 6.4 hereof) or for three years thereafter, use any Confidential Information for his own benefit or disclose any Confidential Information to any third person. The Executive agrees to refrain from any acts or omissions that would reduce the value of the Confidential Information. Upon termination of Executive's employment with ADESA, Executive shall leave with or return to ADESA all records, correspondence, compositions, articles, writing, programs, codes, devices, equipment, prototypes and other papers which incorporate, embody or disclose any

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Confidential  Information  (whether  written,  prepared or made by  Executive or others), including all copies and memorializations thereof. The obligations set forth in this Section 7 shall not apply to any information or knowledge the entirety of which is now publicly known or subsequently becomes publicly known, other than as a direct or indirect result of the breach of this Agreement by the Executive or the breach of a confidentiality obligation owed to ADESA by any third party. For the purposes hereof:

               (a) The term "Confidential  Information" means all information or material  proprietary  to  ADESA  or  any  of  its  subsidiaries  or designated as Confidential Information by ADESA or any of its subsidiaries and not generally known other than by personnel of ADESA or its subsidiaries, of or to which Executive obtains knowledge or access through or as a result of Executive's relationship (whether prior or subsequent to the date hereof) with ADESA (including information conceived, originated, discovered or developed in whole or in part by Executive). Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing), discoveries, inventions (whether or not patentable), ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, devices, source codes, object codes, documentation, formulae, patterns, computations, diagrams, flow charts, research and development data, programs, processes, procedures, know-how, Trade Secrets, marketing techniques and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies and financial information. Confidential Information also includes any information described above which ADESA or any of its subsidiaries obtains from another party and which ADESA or any of its subsidiaries treats as proprietary or designates as Confidential Information, whether or not owned by or developed by ADESA or any of its subsidiaries.

               (b) The term  "Trade  Secrets"  means  information,  including  a formula pattern, compilation, program device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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         8. Covenant Not to Compete.

            8.1  Agreement  Not To Compete.  The  Executive  agrees that,  for a period of three (3) years commencing on the later of (i) his termination of employment or (ii) the date the last payment is made to Executive under Section 6.4 or Section 6.5 hereof, he will not within a territory consisting of the continental United States and Canada, engage or be interested in (x) the vehicle redistribution business (except that Executive may engage in the retail or wholesale sale of vehicles, other than as an owner of, employee of or consultant to a vehicle auction), (y) the vehicle auction business or (z) the dealer floorplan financing business. The Executive shall be deemed to be interested in a business if the Executive is engaged or interested in that business as a shareholder, director, officer, employee, independent contractor, agent, partner, individual proprietor, consultant or otherwise, but not if such interest is limited solely to passive investments existing on the date hereof or the ownership of 5% or fewer of the equity or debt securities of any entity whose shares are listed for trading on a national securities exchange or traded in the over the counter market.

            8.2 Indirect Competition. The Executive agrees that during the term of his employment (or until April 30, 1999, if longer, and if Executive is receiving payments under Section 6.4 hereof) by ADESA and for a period of three years thereafter, the Executive will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of Section 8.1 if such activity were carried out by the Executive either directly or indirectly. In particular, but not as a limitation, the Executive agrees that he will not, directly or indirectly, induce any employee of ADESA or any of its subsidiaries to carry out, directly or indirectly, any such activity.

            8.3 Necessary and Reasonable; Ancillary to Purchase. The Executive agrees that the covenants provided for in Sections 8.1 and 8.2 hereof are ancillary to the purchase of stock of ADESA by MPL and are necessary and reasonable in order to protect ADESA, its subsidiaries and MPL in the conduct of their respective businesses and to protect ADESA, its subsidiaries and MPL in the utilization of the assets, tangible and intangible, including the goodwill of ADESA, purchased by MPL pursuant to the Merger Agreement.

         9. No Solicitation. The Executive agrees that during the term of his employment by ADESA (or until April 30, 1999, if longer, and if Executive is receiving payments under Section 6.4 hereof) and for a period of three years thereafter he will not, directly or indirectly, on behalf of himself or another, solicit

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the  hiring  on  any  basis  of  any  person  employed  by  ADESA  or any of its subsidiaries.

         10. Injunctive Relief. The Executive agrees that it would be difficult to compensate ADESA, its subsidiaries or MPL fully for damages for any violation of the provisions of Sections 7, 8, or 9 of this Agreement. Accordingly, the Executive specifically agrees that any of ADESA, its subsidiaries or MPL shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement, that such relief may be granted without the necessity of proving actual damages, and that, in connection with any such proceeding the Executive shall waive the defense that ADESA, its subsidiaries or MPL, as the case may be, has an adequate remedy at law. This provision with respect to injunctive relief shall not, however, diminish the right of ADESA, its subsidiaries or MPL to claim and recover damages in addition to injunctive relief.

         11. Arbitration of all Disputes. Except for matters arising under Sections 7, 8, 9 or 10 hereof, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of Indianapolis, Indiana, in accordance with the rules of the American Arbitration Association then in effect, or, if the parties shall agree in writing, by mediation, and judgment upon the award rendered by the arbitrators or mediator, as the case may be, may be entered in any court having jurisdiction thereof.

         12. Early Termination of Sections 7, 8, 9 and 10. Sections 7, 8, 9 and 10 hereof shall apply only so long as (i) ADESA and its subsidiaries continue to be engaged in the vehicle auction business as a principal line of business and
(ii) MPL and the Management Shareholders own more than 50% of the outstanding shares of common stock of ADESA.

         13. Miscellaneous.

            13.1 Recitals. The recitals to this Agreement are true and correct and constitute substantive provisions of this Agreement.

            13.2 No Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by any party hereto without the written consent of the other parties.

            13.3 Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be considered to have been duly given or served if personally delivered, telecopied, sent by national overnight delivery service, or sent by certified or registered mail, return receipt requested, postage prepaid, to Executive at the address last shown for the Executive in the records of

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         ADESA or the last  address he has filed in  writing  with ADESA or, in the case of ADESA, to its principal executive office, attention President. All notices shall be copied to MPL at 30 West Superior Street, Duluth, Minnesota 55822, Attention: Chairman of the Board. Such notice shall be deemed to be received when delivered if delivered personally, the next business day after receipt of electronic sent confirmation (or other confirmation of receipt) if telecopied, the next business day if sent by a national overnight delivery service, or three business days after the date mailed if sent by certified or registered mail. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

            13.4 Governing Law. The provisions of this Agreement shall be construed and the rights and obligations of the parties determined in accordance with the laws of the State of Indiana, notwithstanding the choice of law rules of Indiana or any other jurisdiction.

            13.5 Entire Agreement; Amendment. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein shall, with respect to the Executive, be of no further force or effect. This Agreement may not be modified or amended without the prior written consent of MPL, and then may only be modified or amended by an instrument in writing duly executed by Executive and ADESA.

            13.6 Meanings of Pronouns; Singular and Plural Words. All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person to which or to whom reference is made may require. Unless the context in which it is used shall clearly indicate to the contrary, words used in the singular shall include the plural, and words used in the plural shall include the singular.

            13.7 Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            13.8 Benefit. This Agreement shall inure to the benefit of and be enforceable by Executive or by Executive's personal and legal representatives, executors, administrators, heirs, devisees and legatees. In addition, it is the intention of the parties that MPL be a third party beneficiary of this Agreement, entitled to enforce this Agreement for and on behalf of ADESA.

            13.9 Severability. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

            13.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

            13.11 Survival. Except as provided in Section 12, the provisions of Sections 7, 8, 9 and 10 shall survive any termination of this Agreement and the termination of the Executive's employment hereunder.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first written above, effective as aforesaid.

                                           ADESA CORPORATION


                                           By       D. Michael Hockett
                                               -------------------------------
                                               Its  President
                                                   ---------------------------
                                                    D. Michael Hockett
                                               -------------------------------
                                               Executive

                Mike Hockett business interests other than ADESA
                               February 20, 1995


                                   Percent of
          Company                   Ownership               Position
----------------------------       ----------        ------------------------

1  Good News Construction, Inc.           50%        Stockholder & Director

2  CIL, Inc.                             100%        Stockholder, Director and
                                                     Officer

3  ADE of Panama City, Inc.            37.50%        Stockholder & Director

4  UC Investment, Inc.                    37%        Stockholder & Director

5  Classic Housing, Inc.               43.75%        Stockholder

6  F&H Company of Indiana, Inc.           50%        Stockholder & Director

7  Nineteenth Star, LLC                28.88%        Member

8  T/R Systems, Inc.                                 Preferred Stockholder

9  Eagle Investments, LLC        undetermined        Member and Manager


   Purpose of Company

1  Owns real estate and performs construction of real estate

2  Floor plan financing and real estate investments

3  Toyota and Mitsubishi Dealership

4 Owns UC-1, a compnay which owns used car dealerships (buy-here/pay here lots) and finances used car dealerships

5  Manufcatures mobile homes

6 Buys and sells primarily used printing and auction equipment and provides related financial services

7  Produces documentaries for TV

8  Develops computer programming

9  To be formed venture capital company



                                   Schedule A
                                       to
                        Executive Employment Agreement